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                                                                     Exhibit 9.3

                         AnswerThink Consulting Group
                             1401 Brickell Avenue
                                   Suite 350
                             Miami, Florida  33131



                                March 15, 1998



To:       The Undersigned Parties

Gentlemen:

          Each of the undersigned are signatories, and reference is hereby made, to that certain Shareholders Agreement dated April 23, 1997 (the "SHAREHOLDERS AGREEMENT") governing, among other matters, certain voting arrangements pertaining to the composition of the Board of Directors of AnswerThink Consulting Group, Inc., a Florida corporation (the "COMPANY" or "ANSWERTHINK"), and certain rights of first offer on behalf of management of the Company. Capitalized terms not otherwise defined herein have the meanings set forth in the Shareholders Agreement. In connection with the proposed reincorporation of the Company in Delaware by means of a merger into a newly formed, wholly owned Delaware corporation subsidiary of the Company and the potential initial public offering ("IPO") of AnswerThink following such reincorporation, the Company's underwriters have suggested that the Shareholders Agreement be modified in certain respects, and the undersigned desire, by execution of this Letter Agreement, to agree to such modifications as follows:

          1. It is understood that the Board of Directors of the Company intends unanimously to adopt a resolution appointing a three-member special committee (the "COMMITTEE") of the Board to designate, on or before December 31, 1998, three (3) outside Board members who shall be unaffiliated with the Company or any of the undersigned (the "3 OUTSIDE DIRECTORS"). The three members of the Committee shall be (1) Ted Fernandez, (2) Ed Miller, and (3) either Bruce Rauner or Will Kessinger (as GTCR V may elect). Designations of each of the 3 Outside Directors shall only be by unanimous vote of the three members of the Committee. The Board of Directors, pursuant to resolutions to be adopted prior to the consummation of the IPO, will provide that Will Kessinger will be placed in the class of directors whose terms expire at the annual meeting of shareholders in 2000, and that Bruce Rauner will be placed in the class of Directors whose terms expire at the annual meeting of shareholders in 2001. Such resolutions also will provide that
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upon designation of the 3 Outside Directors by the Committee, the Board will expand by adding three members, and one of the 3 Outside Directors will be placed in each of the three classes of directors. No shareholder approval should be required to effect any of the foregoing.

          2. Conditioned upon the Board's adoption of the above-described resolutions regarding the Committee and the designation and placement of the 3 Outside Directors into the three classes of directors and the placement of Messrs. Kessinger and Rauner into the appropriate classes of directors, all as set forth in paragraph 1, the undersigned agree that the force and effect of the
             -----------
Shareholders Agreement shall be suspended in all respects, effective upon consummation of the IPO. Such suspension shall be superseded by an outright termination of the Shareholders Agreement (without further action by the undersigned) if, and as soon as, the 3 Outside Directors have taken their seats on the Board of Directors of the Company as provided in paragraph 1 on or before
                                                        -----------
December 31, 1998.

          3. If, on the other hand, the IPO has been consummated but the 3 Outside Directors are not in place on AnswerThink's Board as of December 31, 1998, the suspension with respect to the voting arrangements in Section 1 of the Shareholders Agreement effected by the preceding paragraph shall terminate and be of no further force and effect, and the voting arrangements in Section 1 of the Shareholders Agreement shall again be in full force and effect, effective as of January 1, 1999. The suspension with respect to all other provisions of the Shareholders Agreement shall, nonetheless, be superseded by an outright termination of such provisions, effective as of January 1, 1999.

          4. Since the Shareholders Agreement was executed, Gator and Tara (whose owners comprised the "MILLER GROUP" of AnswerThink's shareholders, as such term is defined under the Shareholders Agreement) have dissolved and the AnswerThink shares which had been owned by Gator and Tara prior to such dissolutions were distributed to Edmund R. Miller ("MILLER") and the other prior owners of interests in Gator and Tara. Miller currently holds valid proxies from such persons to vote their shares. Miller's execution of this Letter Agreement is therefore intended to be binding on the entire "Miller Group" of AnswerThink shareholders, as such term is defined in the Shareholders Agreement.

          5. Accordingly, in consideration of the foregoing premises, the parties by their execution of this Letter Agreement agree and accept the foregoing terms by which the Shareholders Agreement is now modified.

                     [THIS SPACE LEFT INTENTIONALLY BLANK]

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          6.   This Letter Agreement may be executed in counterparts and by fax.


                         ANSWERTHINK CONSULTING GROUP, INC.



                         By:  /s/ Ted A. Fernandez
                              ----------------------------
                              Ted A. Fernandez
                              President

                         EXECUTIVES:
                         ----------


                         /s/ Ted A. Fernandez
                         ---------------------------------
                         Ted A. Fernandez


                         /s/ Allen R. Frank
                         ---------------------------------
                         Allen R. Frank


                         /s/ Ulysses S. Knotts, III
                         ---------------------------------
                         Ulysses S. Knotts, III


                         MILLER GROUP:
                         ------------

                         /s/ Edmund R. Miller
                         ---------------------------------
                         Edmund R. Miller, on behalf of himself and,
                             pursuant to valid proxies, those certain
                             other AnswerThink shareholders who
                             owned interests in either Gator
                             Associates, Ltd. or Tara Ventures, Ltd.

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                             MG CAPITAL PARTNERS II, L.P.


                             By:
                                  --------------------------------------
                             Its: ______________________________________


                             GOLDER, THOMA, CRESSEY, RAUNER FUND V, L.P


                             By:  GTCR V, L.P.
                             Its: General Partner

                             By:  Golder, Thoma, Cressey, Rauner, Inc.
                             Its: General Partner


                             By:  /s/ William C. Kessinger
                                  --------------------------------------
                                  William C. Kessinger
                                  Principal

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